                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MUTUAL RISK MANAGEMENT LTD.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                MRM  MUTUAL RISK
                                ---  MANAGEMENT LTD.

                                                                  April 4, 1997

Dear Shareholder:

  You are cordially invited to attend the Annual General Meeting of Shareholders of Mutual Risk Management Ltd. (the "Company") to be held on May 21, 1997 at 9:00 A.M. at The Bermuda Cathedral Hall, 29 Church Street, Hamilton HM 12, Bermuda. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

  At this Meeting you will be asked to consider and vote upon the following:
(1) the election of directors and (2) the appointment of Ernst & Young as the Company's independent auditors for the fiscal year ending December 31, 1997. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THESE PROPOSALS. The Meeting will also receive the Company's audited financial statements for the fiscal year ended December 31, 1996 as approved by the Company's Board of Directors.

  Your vote is important. Whether or not you plan to attend the Annual General Meeting in person and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed proxy card promptly in the prepaid envelope. You may attend the Annual General Meeting and vote in person even if you have previously returned your card. We look forward to meeting with you.

                                          Sincerely,

                                          /s/ Robert A. Mulderig
                                          Robert A. Mulderig
                                          Chairman and Chief Executive Officer

                          MUTUAL RISK MANAGEMENT LTD.

             NOTICE OF 1997 ANNUAL GENERAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, MAY 21, 1997

  The 1997 Annual General Meeting of Shareholders of Mutual Risk Management Ltd. (the "Company") will be held on May 21, 1997 at 9:00 A.M. at The Bermuda Cathedral Hall, 29 Church Street, Hamilton HM 12, Bermuda. The Annual General Meeting is being held to consider and act upon the following matters:

    1.  To elect directors; and

    2. To approve the recommendation by the Board of Directors that Ernst & Young be appointed as the Company's independent auditors for the fiscal year ending December 31, 1997.

  The Meeting will also receive the Company's audited financial statements for the fiscal year ended December 31, 1996 and the report of the auditors thereon. If you do not expect to be present at the Meeting, please sign, date and fill in the enclosed form of proxy and return it by mail in the enclosed addressed envelope. All instruments appointing proxies to be used at the Meeting must be deposited at the offices of the Company's transfer agent, Boston EquiServe Limited Partnership, P.O. Box 644, Mail Stop 45-02-09, Boston, MA 02102-0644, or with the Secretary of the Company at the Company's office at 44 Church Street, Hamilton HM 12, Bermuda, not later than 5:00 P.M. Bermuda time on May 16, 1997. Shares represented by instruments appointing proxies that are not so deposited will not be voted at the Meeting.

                                         By Order of the Board of Directors

                                         /s/ Richard E. O'Brien
                                         ---------------------------------
                                         Richard E. O'Brien
                                         Secretary

Hamilton, Bermuda
April 4, 1997

                          MUTUAL RISK MANAGEMENT LTD.

                                PROXY STATEMENT

                    ANNUAL GENERAL MEETING OF SHAREHOLDERS

  THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY MUTUAL RISK MANAGEMENT LTD. (THE "COMPANY") OF PROXIES TO BE VOTED AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS (THE "MEETING") TO BE HELD ON MAY 21, 1997 AT 9:00 A.M. AT THE BERMUDA CATHEDRAL HALL, 29 CHURCH STREET, HAMILTON HM 12, BERMUDA.

  The close of business on April 1, 1997 has been fixed as the record date for the determination of shareholders entitled to receive notice of the Meeting and vote thereat. The Company expects to mail this proxy material to shareholders on or about April 4, 1997 together with a copy of the Company's Annual Report to Shareholders for the year ended December 31, 1996.

  The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of the Company may solicit proxies personally. These officers and employees will receive no compensation other than their regular salaries.

  No action will be taken at the Meeting with respect to approval or disapproval of the audited Financial Statements of the Company for the year ended December 31, 1996.

  Any person giving a proxy may revoke it by depositing an instrument in writing executed by him or by his attorney authorized in writing at the registered office of the Company at any time up to the close of business on the last business day preceding the Meeting or any adjournment thereof, with the Chairman of the Meeting or in any other manner permitted by law. All properly executed proxies, not theretofore revoked, will be voted on any poll taken at the Meeting in accordance with the instructions contained therein. If no instructions are given with respect to any particular matter, the proxy authorizes a vote in favor of such matter and it will be voted accordingly. Proxies must be duly executed and deposited at the office of the Company's transfer agent, Boston EquiServe Limited Partnership, in Boston, or with the Secretary of the Company at the Company's office in Bermuda, prior to 5:00 P.M. Bermuda time on May 16, 1997, in order to be voted at the Meeting.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

  No person who has been a director or officer of the Company and no person who is a proposed nominee for election as a director of the Company and no associate or affiliate of any such director, officer or proposed nominee has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting except as may hereinafter be disclosed.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  As of March 14, 1997 the Company had outstanding 19,063,557 Common Shares entitled to be voted at the Meeting. Each Common Share is entitled to one vote.

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Shares as of March 14, 1997 by each person who is known by the Company to own beneficially more than 5% of the Company's Common Shares, by each of the Company's directors and by all executive officers and directors as a group.

                                 SHARES
                              BENEFICIALLY
                                OWNED(1)
                            -----------------
                             NUMBER   PERCENT
                            --------- -------
T. Rowe Price Associates,
 Inc.(2)..................  1,829,345  8.11%
  100 East Pratt Street,
  Baltimore, MD 21202
Nicholas Company, Inc.(3).  1,616,494  7.17%
  700 North Water Street
  Milwaukee, Wisconsin
  53202
Denver Investment Advisors
 LLC(4)...................  1,402,676  6.22%
  1225 17th Street, 26th
  Floor,
  Denver, Colorado 80202
Morgan Stanley Group
 Inc.(5)..................  1,162,514  5.15%
  1251 Avenue of the Amer-
  icas
  New York, N.Y. 10020
Robert A. Mulderig(6).....    550,295  2.43%
John Kessock, Jr (7)......    534,854  2.36%
Glenn R. Partridge(8).....    186,477     *
Richard G. Turner(9)......    163,554     *
James C. Kelly(10)........     80,649     *
Roger E. Dailey(11).......     52,808     *
David J. Doyle(12)........          0     *
Arthur E. Engel(13).......     40,347     *
Allan W. Fulkerson(14)....     31,190     *
William F. Galtney,
 Jr.(15)..................    104,599     *
Beverly H. Patrick(16)....     40,357     *
Jerry S. Rosenbloom(17)...     40,976     *
Joseph D. Sargent(17).....     40,347     *
All directors and execu-
 tive officers as a group
 (14 persons).............  1,927,439  8.34%

--------
* Less than 1%.

(1) Includes Common Shares and Common Shares issuable pursuant to presently exercisable options to acquire Common Shares and on conversion of the Zero Coupon Convertible Exchangeable Subordinated Debentures due 2015.
(2) Based on Schedule 13G of T. Rowe Price Associates, Inc. dated February 14, 1997.
(3) Based on Amendment No. 2 to Schedule 13G of Nicholas Company, Inc. dated February 13, 1997.
(4) Based on Amendment No. 1 to Schedule 13G of Denver Investment Advisors LLC dated February 10, 1997.
(5) Based on Amendment No. 2 to Schedule 13G of Morgan Stanley Group Inc. dated February 7, 1997.
(6) Does not include 77,058 Common Shares which are owned by trusts the beneficiaries of which are members of Mr. Mulderig's family. Mr. Mulderig disclaims beneficial ownership of such shares. Includes options to acquire 78,167 Common Shares.
(7) 456,687 of these shares are owned by the Kessock Family Trust. Does not include 32,458 Common Shares owned by the Kessock Family Irrevocable Trust as to which Mr. Kessock disclaims beneficial ownership. The beneficiaries of these trusts include Mr. Kessock and members of his family. Includes options to acquire 78,167 Common Shares.
(8) Includes options to acquire 45,000 Common Shares.
(9) Does not include 21,333 Common Shares held in the Children's Trust of the Turner Family Trust as to which Mr. Turner disclaims beneficial ownership. Includes options to acquire 45,000 Common Shares.
(10) Includes options to acquire 26,167 Common Shares.
(11) Includes options to acquire 38,000 Common Shares.
(12) Mr. Doyle acts as a co-trustee of certain trusts which beneficially own 77,058 Common Shares.
(13) Includes options to acquire 40,000 Common Shares. Mr. Engel may be deemed the beneficial owner of 348,351 Common Shares owned by Mutual Indemnity Ltd. in connection with a deferred variable annuity policy issued to Mr. Engel.
(14) Includes options to acquire 30,000 Common Shares. Mr. Fulkerson may be deemed the beneficial owner of 100,000 Common Shares held by ISF Limited Partnership ("ISF"). Mr. Fulkerson is President of Century Capital Management, Inc., which is a general partner of a general partner of ISF.
(15) Includes options to acquire 40,000 Common Shares. Also includes 64,599 Common Shares which are owned by The Galtney Group, Inc. of which Mr. Galtney is Chief Executive Officer and principal shareholder or Western Indemnity Insurance Company, a 100 percent owned subsidiary of The Galtney Group, Inc.
(16) Includes options to acquire 30,000 Common Shares.
(17) Includes options to acquire 40,000 Common Shares.

                             ELECTION OF DIRECTORS

                         (Item 1 of Notice of Meeting)

  The shareholders will be asked to elect five persons to the Board of Directors to serve for a term of three years subject to the provisions of the Company's Bye-Laws. The terms as directors of Messrs. Dailey, Doyle, Engel and Sargent will expire at the Meeting and it is proposed that they be re-elected as directors. In addition, a new director, Mr. Norman L. Rosenthal, is being proposed for election as a director for a term of three years. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE AT THE MEETING FOR THE ELECTION AS DIRECTORS OF THESE PERSONS. IF SUCH NOMINEE SHOULD BE UNABLE TO SERVE, AN EVENT NOT CURRENTLY ANTICIPATED, PROXIES WILL BE VOTED FOR SUCH PERSON AS SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS OF THE COMPANY TO REPLACE SUCH NOMINEE.

  The following table shows certain information with respect to each person nominated for election as a director and each person whose term of office as director will continue after the Meeting.

                         DIRECTOR  TERM            PRINCIPAL OCCUPATION
        NAME         AGE  SINCE   EXPIRES         & BUSINESS EXPERIENCE
        ----         --- -------- ------- -------------------------------------
 Robert A. Mulderig.  44   1982    1999   Chief Executive Officer of the
                                          Company since 1982; Chairman of
                                          Legion Insurance Co., ("Legion");
                                          Director of Professional Risk
                                          Management Services, Inc., The
                                          Galtney Group, Inc., Everest Re
                                          (Holdings) Ltd and The Bank of N.T.
                                          Butterfield & Sons Ltd. Also serves
                                          as a director or officer of a number
                                          of unaffiliated captive insurance
                                          companies to which the Company
                                          provides management services.
 John Kessock, Jr...  48   1985    1999   President of the Company, Mutual
                                          Group Ltd. and Legion; primarily
                                          responsible for marketing the
                                          Company's programs since 1979;
                                          Chairman of Commonwealth Risk
                                          Services Inc. ("CRS") and the IPC
                                          Companies.
 Richard G. Turner..  46   1985    1998   Executive Vice President of the
                                          Company; President of CRS since 1984;
                                          Vice President of Marketpac
                                          International, a subsidiary of
                                          American International Group, from
                                          1979 to 1984.
 Glenn R. Partridge.  43   1990    1999   Executive Vice President of the
                                          Company; Senior Vice President of
                                          Legion; primarily responsible for
                                          Legion's underwriting function since
                                          1987; Vice President of CRS 1983 to
                                          1987.
 Roger E. Dailey....  63   1985    1997   Director of Mutual Indemnity Ltd.
                                          since 1981; Vice President of
                                          Equifax, Inc., Atlanta, Georgia for
                                          more than five years until retirement
                                          in 1993. Currently a self employed
                                          consultant.
 David J. Doyle.....  43   1977    1997   Partner in the law firm of Appleby,
                                          Spurling & Kempe from 1978 to 1996.
                                          Specializes in international
                                          corporate matters with particular
                                          emphasis on insurance; Director of
                                          Bermuda subsidiaries of the Company.
                                          In March 1996, Mr. Doyle joined the
                                          law firm of Conyers, Dill & Pearman,
                                          Hamilton, Bermuda; Director of
                                          Advanced Therapeutic Systems Limited.
 Arthur E. Engel....  50   1985    1997   Director of Mutual Indemnity Ltd.
                                          since 1981; President of Southwest
                                          Marine, Inc., San Diego, Cal. for
                                          more than five years.
 Allan W. Fulkerson.  63   1988    1998   President of Century Capital
                                          Management, Inc., Chairman of Century
                                          Shares Trust. Director of Terra Nova
                                          (Bermuda) Holdings Ltd., Risk Capital
                                          Holdings, Inc. and Wellington
                                          Underwriting PLC.

                              DIRECTOR  TERM         PRINCIPAL OCCUPATION
           NAME           AGE  SINCE   EXPIRES       & BUSINESS EXPERIENCE
           ----           --- -------- ------- --------------------------------
 William F. Galtney, Jr..  44   1988    1998   Chairman, CEO and President of
                                               The Galtney Group Inc., Houston,
                                               Texas; Vice Chairman and
                                               Director of HMO Texas, L.C., an
                                               affiliate of The Galtney Group,
                                               Inc. Director of Everest Re
                                               (Holdings) Ltd.
 Beverly H. Patrick......  56   1985    1999   Director of Mutual Indemnity
                                               Ltd. since 1983; Speaker, Author
                                               and Consultant; President and
                                               CEO of Professional Risk
                                               Management Services, Inc. until
                                               1994; formerly Director of the
                                               Office of Member and Staff
                                               Benefits of the American
                                               Psychiatric Association.
 Jerry S. Rosenbloom.....  57   1991    1998   Frederick H. Ecker Professor of
                                               Insurance and Risk Management
                                               and Academic Director, Certified
                                               Employee Benefit Specialist
                                               Program, Wharton School,
                                               University of Pennsylvania.
 Norman L. Rosenthal.....  45    --      --    Retired; President of Norman L.
                                               Rosenthal & Associates, Inc.
                                               since August, 1996; Managing
                                               Director--Morgan Stanley & Co.,
                                               Inc, from January 1992 until
                                               July, 1996; Director--Vista
                                               Insurance Group since August,
                                               1996.
 Joseph D. Sargent.......  67   1988    1997   Chairman of Connecticut Surety
                                               Corporation; Director, Trenwick
                                               Group, Inc., Policy Management
                                               Systems Corp., EW Blanch Inc.,
                                               Executive Risk Inc. and MMI
                                               Companies Inc.

  The Company's Board of Directors met four times during 1996. The Board of Directors has an Executive Committee, an Investment Committee, an Audit Committee, a Nominating Committee, a Compensation Committee and a Reinsurance Security Committee. The Executive Committee is responsible for setting the agenda of the Board and is comprised of Messrs. Mulderig, Kessock, Dailey, Fulkerson, Sargent and Mrs. Patrick. The Executive Committee met once during 1996. The Audit Committee is responsible for overseeing the production of the Company's financial statements and is comprised of Messrs. Dailey, Engel and Rosenbloom. The Audit Committee met four times in 1996. The Compensation Committee is responsible for setting the remuneration of certain executive officers and the directors of the Company and is comprised of Messrs. Engel, Fulkerson, Rosenbloom and Mrs. Patrick. The Compensation Committee met four times in 1996. The Nominating Committee is responsible for the nomination of directors for election to office and is comprised of Messrs. Kessock and Fulkerson and Mrs. Patrick. The Nominating Committee met twice in 1996. The Nominating Committee will consider nominees for vacant or expiring directorships recommended by the Company's members. Such recommendations should be submitted in writing to the Secretary of the Company with a description of the proposed nominee's qualifications and other relevant biographical information, and the nominee's consent to serve as a director. In 1996, Mr. Engel attended less than seventy-five percent of the meetings of the Board and the committees on which he served in 1996.

  In 1996, outside directors received an annual fee of $25,000, plus $1,000 for each meeting attended. In addition, in 1996 the chairmen of the following committees received the following additional fees: Compensation Committee, $5,000; Investment Committee, $3,000; and Audit Committee, $2,000. Members of the Compensation Committee, other than the chairman, received an attendance fee of $500 per meeting. $10,000 of the annual fees are paid in restricted Common Shares, valued at ninety percent of the market value on the date of issuance. In addition, in 1996 the Company introduced a deferred compensation plan pursuant to which directors may choose to defer receipt of all or a portion of their annual compensation until retirement. Amounts deferred will be invested in Common Shares at ninety percent of market value or maintained in an interest bearing account. The restricted stock and deferred compensation will be paid to a director on his or her retirement from the Board pursuant to the Company's retirement policy, on death or disability or in the event of a change in control of the Company. In 1996, Messrs. Dailey and Engel and Mrs. Patrick also served as directors of Mutual Indemnity Ltd., a wholly owned subsidiary of the Company, for which they received an allowance of $10,000, plus $1,000 for each meeting attended. Non-executive directors received an annual award of options to purchase 7,500 Common Shares. The exercise price of such options is equal to the market price of the Common Shares on the date of the award. The options are for five years and are exercisable six months after issuance.

                            EXECUTIVE COMPENSATION

COMPENSATION

  The following table sets forth the compensation, including bonuses, paid or accrued during the Company's last three fiscal years to the five highest paid executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                     LONG TERM COMPENSATION
                                                  ----------------------------------
                           ANNUAL COMPENSATION    SECURITIES
                          ----------------------- UNDERLYING        ALL OTHER
        NAME AND                          BONUS    OPTIONS       COMPENSATION(1)
   PRINCIPAL POSITION     YEAR SALARY ($)   ($)   GRANTED (#)(2)      ($)
   ------------------     ---- ---------  ------- ----------     --------------
Robert A. Mulderig        1996  415,000   399,956   73,750           10,375
Chairman and CEO          1995  395,000   428,548   16,000            9,875
                          1994  347,750   374,343   13,333            8,694
John Kessock, Jr.         1996  415,000   399,956   73,750            3,750
President                 1995  395,000   428,548   16,000            3,750
                          1994  347,750   374,343   13,333            2,670
Richard G. Turner         1996  255,000   245,756   58,750            3,750
Executive Vice President  1995  240,000   260,384   13,333            3,750
                          1994  214,000   230,365   13,333            2,670
Glenn R. Partridge        1996  223,000   214,916   58,750            3,750
Executive Vice President  1995  210,000   227,836   13,333            3,750
                          1994  187,250   251,569   13,333            2,670
James C. Kelly            1996  179,500   172,993   45,000            4,488
Senior Vice President     1995  174,000   188,778    8,000            4,350
and CFO                   1994  155,150   167,014   13,333            3,879

--------
(1) Consists of Company contributions to pension plans.
(2) Options have been restated to reflect the May 1996 four-for-three stock split.

STOCK OPTIONS

  Stock options to directors and employees are currently awarded only under the provisions of the Company's Long Term Incentive Plan ("LTIP"). Prior to 1991, options were awarded to employees under the Company's 1988 Stock Option Plan. Options are awarded to employees at the market price at the time of issuance for five year terms with 25% becoming exercisable each year. During 1996, 385,000 options were issued to seven executive officers of the Company. These options are for 10 years and 75% of these options have vesting schedules tied to the conversion of the Zero Coupon Convertible Exchangeable Subordinated Debentures and other performance benchmarks.

  The following table provides certain information on options granted in 1996 pursuant to the LTIP. The last two columns of the table present possible values of these grants assuming certain rates of growth in the price of the Company's Common Shares.

                             OPTION GRANTS IN 1996

                                                                            POTENTIAL
                                                                        REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                              PRICE
                                                                        APPRECIATION FOR
                                       INDIVIDUAL GRANTS                   OPTION TERM
                         ---------------------------------------------- -----------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING   % OF TOTAL    EXERCISE
                          OPTIONS   OPTIONS GRANTED OR BASE
                          GRANTED   TO EMPLOYEES IN  PRICE     EXPIRY
          NAME               (#)      FISCAL YEAR    ($/SH)     DATE    5% ($)   10% ($)
          ----           ---------- --------------- -------- ---------- ------- ---------
Robert A. Mulderig......   73,750        10.0        30.00   12/17/2006 611,273 1,350,753
John Kessock, Jr........   73,750        10.0        30.00   12/17/2006 611,273 1,350,753
Richard G. Turner.......   58,750         8.0        30.00   12/17/2006 486,946 1,076,024
Glenn R. Partridge......   58,750         8.0        30.00   12/17/2006 486,946 1,076,024
James C. Kelly..........   45,000         6.1        30.00   12/17/2006 372,980   824,189

  The following table presents certain information with respect to the value of options held by the Company's five most highly compensated executive officers. The table presents information with respect to both exercisable and unexercisable options.

        AGGREGATED OPTION EXERCISES IN 1996 AND YEAR END OPTION VALUES

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                             SHARES                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                          ACQUIRED ON   VALUE REALIZED  OPTIONS AT FY-END (#)(3)        AT FY-END ($)(2)
          NAME           EXERCISE(#)(3)     ($)(1)     (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)
          ----           -------------- -------------- --------------------------- ---------------------------
Robert A. Mulderig......     80,000       1,240,000           78,167/98,248             1,325,622/816,451
John Kessock, Jr........     80,000       1,220,000           78,167/98,248             1,325,622/816,451
Richard G. Turner.......     40,000         610,000           45,000/78,748               756,002/659,652
Glenn R. Partridge......     40,000         610,000           45,000/78,748               756,002/659,652
James C. Kelly..........     20,000         290,000           26,167/60,165               438,651/523,744

--------
(1) Represents difference between stock price and market price on date of exercise.
(2) Based on the closing price of the Company's Common Shares on December 31, 1996 of $37.00.
(3) Adjusted to reflect May 1996 four-for-three stock split.

PENSION PLANS

  In 1990 the Company instituted two defined contribution pension plans which are available to most of the Company's employees. Pursuant to these plans the Company contributes up to 2.5% of an employee's salary.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is composed of four independent directors who are not employed by the Company and who qualify as non-employee directors for the purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934. The Compensation Committee is responsible for the Company's executive compensation programs which seek to relate the compensation level of executives to the performance of the Company while insuring the Company's ability to attract and retain the highest caliber executives by providing appropriate incentives to deliver significant long-term financial results for the benefit of shareholders. The Compensation Committee determines the salary level of each of the top six officers of the Company, implements the Company's "Executive Bonus Plan" and determines all awards made under the LTIP.

The Compensation Committee also approves the salary levels of all other employees of the Company who earn in excess of $50,000 per annum.

  In 1992 the Compensation Committee retained an independent executive compensation consulting firm to evaluate the appropriateness of the executive compensation program. This firm carried out market research on the levels of compensation of similarly situated executives and determined that the Company's cash compensation package was appropriately structured, rewarding both profitability and growth in shareholder value and delivering competitive levels of compensation when compared to similarly situated executives. Base salaries of the top executives generally approximated the midpoint of the range of comparable salaries identified in this benchmarking survey. Total compensation, including bonuses, generally exceeded the average total compensation packages identified in the survey by a range of 30% to 40% which is a reflection of the better than average performance of the Company in recent years. This report was updated in 1993, 1994, 1995 and 1996.

  In order to meet the objectives described above, the Compensation Committee has designed the Company's compensation program as follows:

    (1) Base salaries, the fixed regular components of pay, are set in relation to the average level of base salaries identified in the market survey carried out by the independent compensation consulting firm for similarly situated executives.

    (2) The Executive Bonus Plan operates to reward the executive only for better than average financial performance by the Company. The Executive Bonus Plan considers the following factors: (a) growth of operating income per Common Share; (b) growth of Shareholders' equity plus dividends; (c) operating income per Common Share compared to a budget adopted by the Board of Directors; (d) operating expenses compared to budget; (e) the average market price of the Company's Common Shares compared to its peer group; and
  (f) a subjective appraisal of the executive's performance by the Compensation Committee. More relative weight is given to the first two factors and these two factors are measured on a cumulative basis over the previous five years. The maximum bonus which could be earned under the Company's Executive Bonus Plan is 120% of the executive's base salary.

    (3) The awards made to date pursuant to the LTIP have consisted of stock options. Stock options granted prior to 1996 have a five year life and vest in four equal annual amounts beginning one year after the grant. The 1996 stock options are for 10 years with 75% having vesting schedules tied to the conversion of the Zero Coupon Convertible Exchangeable Subordinated Debenture and other performance benchmarks. The option exercise price has been set at the market value of the shares on the date of the grant. These stock options are designed to reward executives and other employees for the long term increase in shareholder value.

  Aggregate awards under the Executive Bonus Plan in respect of 1996 earned by the Company's six executive officers aggregated $1,599,343. The corresponding awards in respect of 1995 aggregated $1,709,852. The decrease in awards principally reflects the decreased compound annual growth in Shareholders' equity to 24% from 29% a year earlier. For 1996, the base salary of Mr. Mulderig, the Company's Chief Executive Officer, increased 5% to $415,000 and he was awarded a bonus of $399,956. The increase in base salary and decrease in bonus paid to Mr. Mulderig reflect the same considerations applicable to all executive officers. This report has been submitted by the Compensation
Committee:

   Arthur E. Engel  Allan W. Fulkerson Beverly H. Patrick Jerry S. Rosenbloom

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mrs. Patrick and Mr. Engel, members of the Company's Compensation Committee, also served as directors of Mutual Indemnity Ltd., a subsidiary of the Company during 1996. (See Page 6). Mr. Mulderig, the Company's CEO, is a director and a member of the compensation committee of Professional Risk Management Services, Inc. and The Galtney Group, Inc. of which Mr. Galtney is a director and executive officer.

PERFORMANCE GRAPH

  The following line graph compares the cumulative total shareholder return on the Company's Common Shares (assuming dividends are reinvested) since June 1991, when the Company became a public company, with its peer group. Also indicated on the graph is the performance of the S&P 500 index for comparison with the Company's performance.


                           CUMULATIVE TOTAL RETURNS
                   (Value of $100 Invested on June 25, 1991)


                             [GRAPH APPEARS HERE]


                             MRM      PEER GROUP    S&P 500 INDEX
                            ------    ----------    -------------

                 6/25/91    100         100            100
                 JUNE 91    112.88      101.6          100.1
                 SEPT 91    156.06      100.75         105.34
                 DEC 91     190.16      111.19         114.11
                 MAR 92     214.88      109.88         111.24
                 JUNE 92    172.55      112.44         113.36
                 SEPT 92    195.86      121.74         116.93
                 DEC 92     248.28      128.31         122.79
                 MAR 93     237.22      130.44         128.14
                 JUNE 93    221.16      124.82         128.74
                 SEPT 93    267.66      129.81         132.03
                 DEC 93     276.39      125.07         135.09
                 MAR 94     228.46      117.53         130
                 JUNE 94    218.68      117.02         130.56
                 SEPT 94    240.26      122.19         136.95
                 DEC 94     245.68      125.68         136.92
                 MAR 95     261.63      132.97         150.21
                 JUNE 95    315.18      139            164.5
                 SEPT 95    372.38      153.68         177.53
                 DEC 95     432.25      162.99         188.19
                 MAR 96     389.88      168.03         198.28
                 JUNE 96    395.57      170.99         207.15
                 SEPT 96    368.1       173.86         213.51
                 DEC 96     470.79      182.44         231.28


(1) The total return on investment (change in the Common Share price plus reinvested dividends) for each of the periods for Mutual Risk Management Ltd, the peer group and the S&P 500 index is based on the share price or index at June 24, 1991.
(2) Companies in the peer group are as follows: Alexander & Alexander Services Inc, American International Group Inc., AON Corp., Chandler Insurance Co. Ltd., Chubb Corp., Crawford & Co., Exel Limited, Arthur J. Gallagher & Co., General Reinsurance Corp., Healthcare Compare Corp., Hilb Rogal & Hamilton Co., Marsh & McLennan Companies Inc., Old Republic International Corp., Willis Corroon Plc., Zenith National Insurance Corp and Zurich Reinsurance Centre Holding, Inc.

                             CERTAIN TRANSACTIONS

  The Company and its subsidiaries provide administrative and accounting services to a number of unaffiliated insurance and reinsurance companies. Certain officers, directors and employees of the Company serve as officers and directors of these companies, generally without remuneration.

  Effective July 1, 1990, Messrs. Turner, Partridge and Kelly, officers of the Company, purchased 194,292 194,292 and 50,000 Common Shares, respectively, from subsidiaries of the Company. All of these shares were sold at $3.50 per Common Share and each of the purchasers received a loan from subsidiaries in the amount of the purchase price. These loans were originally granted for a period of five years and bore interest at 7.7% per annum. In the third quarter of 1994, the terms of these loans were extended and the interest rate was reduced to 5.7%. The interest rate is currently 5.3%. In the event of a change of control of the Company, these officers have a put option to sell such shares to the Company at a price of $3.50 per Common Share plus interest paid on the loans through the date of repayment.

  Mutual Finance Ltd, a subsidiary of the Company, has an investment of approximately $2.7 million in Century Capital Partners L.P. ("Century Capital"). This investment is made by the Mutual Finance pool which is principally comprised of assets being invested for the benefit of participants in the Company's IPC Programs. Century Capital is a limited partnership which will invest in insurance and other financial services companies. The general partner of Century Capital is CCP Capital, Inc. and the investment advisor is Century Capital Management, Inc. Mr. Allan Fulkerson, a director of the Company, is President and a director of CCP Capital Inc. and Century Capital Management, Inc.

  In connection with the Company's acquisition of The Hemisphere Group Limited ("Hemisphere") in July 1996, the Company acquired a 40% interest in the Hemisphere Trust Company Limited ("Hemisphere Trust"), a Bermuda "local" trust company, which had formerly been a wholly owned subsidiary of Hemisphere. As a "local" Bermuda company, at least 60% of the shares of Hemisphere Trust must be owned by Bermudians. In compliance with this requirement, Mr. Robert A. Mulderig, Chairman and CEO of the Company, acquired 60% of Hemisphere Trust for $.2 million at the time of the Company's acquisition of Hemisphere. The amount of the purchase price was equal to 60% of the book value of Hemisphere Trust on the date of acquisition.

  The Company and Mr. Mulderig have entered into a Shareholders' Agreement relating to Hemisphere Trust which provides, amongst other things, that (i) the Company has the option, subject to regulatory approval to acquire Mr. Mulderig's interest in Hemisphere Trust at Mr. Mulderig's cost, plus interest at 6% per annum; (ii) the Company has a pre-emptive right, also subject to regulatory approval, over the shares held by Mr. Mulderig and (iii) no dividends or other distributions can be made by Hemisphere Trust without the prior consent of the Company. The Company will provide management services to Hemisphere Trust for an annual fee of $.3 million.

  Certain significant shareholders and directors of the Company represent or are employed by entities which have purchased IPC Programs or other services from the Company and its subsidiaries. These services are provided by the Company based on arms-length negotiations.

                            APPOINTMENT OF AUDITORS
                         (Item 2 of Notice of Meeting)

  The Board of Directors recommends that Ernst & Young be appointed as auditors of the Company to hold office until the next Annual General Meeting of shareholders. Representatives of Ernst & Young are expected to be present at the Meeting and will be available to answer appropriate questions. Such representatives of Ernst & Young will also be given an opportunity to make a statement to the shareholders if they so wish.

  IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED BY OR ON BEHALF OF THE COMPANY WILL BE VOTED IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG AS AUDITORS OF THE COMPANY AND AUTHORIZING THE DIRECTORS TO FIX THEIR REMUNERATION, UNLESS OTHERWISE INDICATED.

                             SHAREHOLDER PROPOSALS

  Pursuant to the Company's Bye-Laws, resolutions intended to be presented by shareholders for action at the 1998 Annual General Meeting must comply with the provisions of the Bermuda Companies Act, 1991 (the "Companies Act") and the Bye-Laws and be deposited at the Company's head office not later than six weeks prior to the 1998 Annual General Meeting.

  Pursuant to United States securities law regulations, proposals intended to be presented by shareholders for action at the 1998 Annual Meeting must comply with such regulations and be received by the Secretary of the Company not later than November 14, 1997 in order to be considered for inclusion in the Company's proxy statement relating to such meeting.

                        COMPANY'S ANNUAL REPORT TO SEC

  The Company is required to file with the United States Securities and Exchange Commission an annual report on Form 10-K containing certain information with respect to the Company and its business and properties, including financial statements and related schedules. The Form 10-K also contains a list of exhibits filed as part of the report and the number of pages contained in each exhibit.

  UPON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF THE COMPANY'S COMMON SHARES, THE COMPANY WILL MAIL TO SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996. In addition, upon payment to the Company of $0.25 per page, the Company will mail to such owner a copy of any or all of the exhibits listed in the report. Requests for copies of the Form 10-K and/or exhibits should be addressed to: The Secretary, Mutual Risk Management Ltd., 44 Church Street, Hamilton HM 12, Bermuda.

                                    VOTING

  Each Common Share is entitled to one vote and, except where a greater majority is required by the Companies Acts or the Company's Bye-Laws, any question proposed for consideration at any general meeting will be decided upon by a simple majority of votes cast. The election of directors will be by the simple majority of votes cast. At the General Meeting a resolution put to the vote of the Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to the terms of the Company's Bye-Laws. If a poll has not been demanded, a declaration by the Chairman that a resolution has passed will be final. If a poll has been demanded, then the result of such poll shall be final.

  Abstentions are counted in determining the quorum of the Meeting. As a result, on those proposals which require an affirmative vote of the majority of those shareholders present at the Meeting or of the outstanding Common Shares, an abstention has the effect of a vote against the proposal. Similarly, where brokers report a non-vote, the shares are counted in determining the quorum of the Meeting but they are not counted as having voted on the proposal. A non-vote, therefore, has the effect of a vote against the proposal.

  The shares represented by the enclosed form of proxy, duly executed and deposited at the office of the Company's transfer agent, Boston EquiServe Limited Partnership, in Boston, or with the Secretary of the Company at the Company's office in Bermuda, prior to 5:00 P.M. Bermuda time on May 16, 1997, will be voted at the Meeting. All properly executed proxies, not theretofore revoked, will be voted on any poll taken at the Meeting in accordance with the instructions contained therein. If no instructions are given with respect to any particular matter, the proxy authorizes a vote in favor of such matter and it will be voted accordingly.

  The enclosed form of proxy confers discretionary authority with respect to amendments and variations with respect to the matters identified in the Notice of Meeting and other matters which may properly come before the Meeting.

  Each shareholder has the right to appoint a person, who need not be a shareholder, other than the persons specified in the enclosed form of proxy to attend and act for him and on his behalf at the Meeting. Such right may be exercised by striking out the names of management's nominees in the enclosed form of proxy and inserting the name of the person to be appointed in the blank space provided in the form of proxy, signing the form of proxy and returning it in the reply envelope provided.

                                         By Order of the Board of Directors

                                                 /s/ Richard E. O'Brien
                                         --------------------------------------
                                                   Richard E. O'Brien
                                                       Secretary
Dated: April 4, 1997

                          MUTUAL RISK MANAGEMENT LTD.
                               44 CHURCH STREET
                            HAMILTON HM 12 BERMUDA

         This Proxy is Solicited on behalf of the Board of Directors:

PROXY

        The Undersigned hereby appoints R.A. Mulderig, J. Kessock Jr., and Richard E. O'Brien as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Mutual Risk Management Ltd. held of record by the undersigned on April 1, 1997, at the annual general meeting of shareholders to be held on May 21, 1997 or any adjournment thereof.

                                               ----------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE     See Reverse Side
                                               ----------------

[_] Please mark
    votes as in
    this example

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.


1.   ELECTION OF DIRECTORS                   2.   PROPOSAL TO APPROVE the recommendation
Nominees: Roger E. Dailey, David J. Doyle         by the Board of Directors that Ernst & Young be
Arthur E. Engel, Joseph D. Sargent                appointed as the Company's independent auditors
and Norman L. Rosenthal                           for the fiscal year ended December 31, 1997.

    FOR          WITHHELD                               FOR           AGAINST         ABSTAIN
    [_]            [_]                                  [_]             [_]             [_]

[_] ______________________________________    PLEASE MARK, SIGN, DATE AND RETURN
    For all nominees except as noted above    PROMPTLY USING THE ENCLOSED ENVELOPE
                                               Please sign exactly as name appears hereon.

When                                          Signing as attorney, as executor, administrator,
                                              trustee or guardian, please sign in full corporate
                                              name by President or other authorized officer. If a
                                              partnership please sign in partnership name by
                                              authorized person.


Signature:___________________________         Date:_______________________

Signature:___________________________         Date:_______________________